Filed pursuant to Rule 433

January 26, 2012

Relating to

Preliminary Prospectus Supplement dated January 26, 2012 to

Registration Statement No. 333-173450

THE STATE TREASURY OF THE REPUBLIC OF POLAND

Represented by the Minister of Finance

Pricing Term Sheet

Issuer:	The State Treasury of the Republic of Poland Represented by the Minister of Finance
Transaction:	Re-opening of the Issuer’s 5.000% Notes due 2022
Single Series:	The Notes as from their issue date will be fully fungible and consolidated to form a single series, with the existing U.S.$2,000,000,000 5.000% Notes due 2022
Principal Amount:	U.S.$1,000,000,000
Maturity Date:	March 23, 2022
Coupon:	5.000%
Price to Public:	100.781% plus Accrued Interest
Accrued Interest:	89 days = U.S.$12,361,111.11
Underwriting Discount:	0.130%
Proceeds to Issuer:	U.S.$1,006,510,000 plus Accrued Interest
Yield to Maturity:	4.901%
Spread to Benchmark Treasury:	+ 295 basis points
Spread to US 10 Year Swap:	+ 284 basis points
Benchmark Treasury:	UST 2.000% due 15th November, 2021
Benchmark Treasury Yield:	1.951%
Interpolated US Swap Yield:	2.061%
Interest Payment Dates:	March 23 and September 23, commencing March 23, 2012
Pricing Date:	January 26, 2012
Settlement Date (T+5):	February 2, 2012
CUSIP / ISIN:	857524AB8 / US857524AB80
Denominations:	U.S.$1,000 and integral multiples thereof
Day Count:	360-day year of twelve 30-day months
Joint Bookrunners:	Citigroup, Deutsche Bank Securities and HSBC
Ratings of the Republic of Poland:	A2 (Moody’s) / A- (S&P)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1 877 858 5407, Deutsche Bank Securities Inc. at +1 800 503 4611 or HSBC Bank plc at +44 20 7991 1422.